Exhibit 21.        Subsidiaries of the Registrant

          New York Marine And General Insurance Company

          Gotham Insurance Company

          MMO UK, Ltd.

          MMO EU, Ltd.

          Mutual Marine Office, Inc.

          Pacific Mutual Marine Office, Inc.

          Mutual Marine Office of the Midwest, Inc.